Exhibit 99.1

1st Constitution Bancorp Press Release
Tuesday October 22, 9:12 am ET

CRANBURY, N.J., Oct. 22 /PRNewswire-FirstCall/ —1st Constitution Bancorp (Nasdaq: FCCY —News) confirmed that it had received an unsolicited, informal, contingent written proposal from Greater Community Bancorp (Nasdaq: GFLS —News) soliciting 1st Constitution’s interest in considering an acquisition transaction in which 1st Constitution’s shareholders would receive a combination of 35% in cash and 65% in Greater Community common stock, with an indicated aggregate value of $34.00, subject to possible market adjustments. The Board of Directors of 1st Constitution, after consultation with its consultants and legal counsel, determined that the proposed transaction was not in the best interest of its shareholders and rejected the proposal.

1st Constitution Bancorp and its primary subsidiary, 1st Constitution Bank, operate 6 branch banking offices in Cranbury (2), Hamilton, Montgomery, and Plainsboro, and Princeton.

1st Constitution Bancorp is traded on the NASDAQ National Market under the trading symbol FCCY, and can be accessed through the Internet at http://www.1STCONSTITUTION.com .